Exhibit 3.6

AMENDED AND RESTATED BYLAWS

OF

WHITEGLOVE HOUSE CALL HEALTH, INC.

a Delaware corporation

(initially adopted on [            ])

Table of Contents

Article I CORPORATE OFFICES		1
1.1	Registered Office	1
1.2	Other Offices	1
Article II MEETINGS OF STOCKHOLDERS		1
2.1	Place of Meetings	1
2.2	Annual Meeting	1
2.3	Special Meeting	1
2.4	Advance Notice Procedures for Business Brought Before a Meeting	1
2.5	Advance Notice Procedures for Nominations of Directors	8
2.6	Notice of Stockholders’ Meetings	11
2.7	Manner of Giving Notice; Affidavit of Notice	11
2.8	Quorum	12
2.9	Adjourned Meeting; Notice	12
2.10	Conduct of Business	13
2.11	Voting	13
2.12	Stockholder Action By Written Consent Without a Meeting	14
2.13	Record Date for Stockholder Notice; Voting	14
2.14	Proxies	15
2.15	List of Stockholders Entitled to Vote	15
2.16	Inspectors of Election	15
Article III DIRECTORS		16
3.1	Powers	16
3.2	Number of Directors	16
3.3	Election, Qualification and Term of Office of Directors	16
3.4	Resignation and Vacancies	17
3.5	Place of Meetings; Meetings by Telephone	17
3.6	Regular Meetings	17
3.7	Special Meetings; Notice	17
3.8	Quorum	18
3.9	Board Action By Written Consent Without a Meeting	18
3.10	Fees and Compensation of Directors	19
3.11	Removal of Directors	19
Article IV COMMITTEES		19
4.1	Committees of Directors	19
4.2	Committee Minutes	19
4.3	Meetings and Action of Committees	19
Article V OFFICERS		20
5.1	Officers	20
5.2	Appointment of Officers	20
5.3	Subordinate Officers	20
5.4	Removal and Resignation of Officers	20
5.5	Vacancies in Offices	21
5.6	Representation of Shares of Other Corporations	21
5.7	Authority and Duties of Officers	21

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Article VI GENERAL MATTERS		21
6.1	Execution of Corporate Contracts and Instruments	21
6.2	Issuance of Stock	21
6.3	Stock Certificates; Partly Paid Shares	22
6.4	Special Designation on Certificates	22
6.5	Lost Certificates	22
6.6	Construction; Definitions; Time Periods	23
6.7	Dividends	23
6.8	Fiscal Year	23
6.9	Seal	23
6.10	Transfer of Stock	23
6.11	Stock Transfer Agreements	23
6.12	Registered Stockholders	24
6.13	Waiver of Notice	24
6.14	Evidence of Authority	24
6.15	Reliance Upon Books, Reports and Records	24
Article VII NOTICE BY ELECTRONIC TRANSMISSION		24
7.1	Notice By Electronic Transmission	24
7.2	Definition of Electronic Transmission	25
Article VIII INDEMNIFICATION		25
8.1	Indemnification of Directors and Officers	25
8.2	Indemnification of Others	26
8.3	Prepayment of Expenses	26
8.4	Determination; Claim	26
8.5	Indemnification of Contracts	26
8.6	Non-Exclusivity Rights	26
8.7	Insurance	27
8.8	Other Indemnification	27
8.9	Continuation of Indemnification	27
8.10	Amendment or Repeal	27
Article IX AMENDMENTS		27

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BYLAWS

OF

WHITEGLOVE HOUSE CALL HEALTH, INC.

ARTICLE I

CORPORATE OFFICES

1.1 Registered Office. The registered office of WhiteGlove House Call Health, Inc. (the “Corporation”) shall be fixed in the Corporation’s certificate of incorporation, as the same may be amended from time to time (the “Certificate of Incorporation”).

1.2 Other Offices. The Corporation’s board of directors (the “Board”) may at any time establish other offices at any place or places.

ARTICLE II

MEETINGS OF STOCKHOLDERS

2.1 Place of Meetings. Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2 Annual Meeting. The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of this Article II may be transacted.

2.3 Special Meeting.

(a) Special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, by the Board, chairperson of the Board, chief executive officer or president (in the absence of a chief executive officer), but such special meetings may not be called by any other person or persons.

(b) No business may be transacted at such special meeting other than the business specified in such notice to stockholders. Nothing contained in this paragraph of this Section 2.3 shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the Board may be held.

2.4 Advance Notice Procedures for Business Brought Before a Meeting.

(a) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) brought before the meeting by the Corporation and specified in the notice of meeting given by or at the direction of the Board; (ii) brought before the meeting by or at the direction of the Board or any committee thereof; or (iii) otherwise properly brought before the meeting by a stockholder who (A) was a stockholder of record of the Corporation (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting; (B) is entitled to vote at the meeting; and (C) has complied with this Section 2.4 as to such business. Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), and included in the notice of meeting given by or at the direction of the Board, the foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. Stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders, and the only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 2.3 of these bylaws (these “Bylaws”). Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5 of these Bylaws, and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5 of these Bylaws.

(b) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary of the Corporation; and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4, and any such proposed business must constitute a proper matter for stockholder action. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice.

(c) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the secretary shall set forth:

(i) As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a reasonably brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person; (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment); and (C) a reasonably detailed description of all agreements, arrangements and understandings between or among any of the Proposing Persons or between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder.

(ii) All Stockholder Information (as defined below) as to each Proposing Person (as defined below).

(iii) As to each Proposing Person:

(a) a list of any Derivative Interests (as defined below) engaged in, entered into or held by, directly or indirectly, such Proposing Person, which Derivative Interests shall be disclosed without regard to whether (x) the Derivative Interests convey any voting rights in such shares to such Proposing Person; (y) the Derivative Interests are required to be, or are capable of being, settled through delivery of such shares; or (z) such Proposing Person may have entered into other transactions that hedge or mitigate the economic effect of such Derivative Interests;

(b) a list of any Short Interests (as defined below) engaged in, entered into or held by, directly or indirectly, such Proposing Person, which Short Interests shall be disclosed without regard to whether (x) the Short Interests convey any voting rights in such shares to such Proposing Person; (y) the Short Interests are required to be, or are capable of being, settled through delivery of such shares; or (z) such Proposing Person may have entered into other transactions that hedge or mitigate the economic effect of such Short Interests;

(c) a list of any Other Interests (as defined below) engaged in, entered into or held by, directly or indirectly, such Proposing Person;

(d) the name of each person with whom such Proposing Person has a Voting Agreement (as defined below);

(e) a description of all economic terms of all such Derivative Interests, Short Interests, Other Interests or Voting Agreements and copies of all agreements and other documents (including, without limitation, master agreements, confirmations and all ancillary documents and the names and details of counterparties to, and brokers involved in, all such transactions) relating to each such Derivative Interest, Short Interest, Other Interest or Voting Agreement;

(f) any rights to dividends on the shares of any class or series of capital stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation;

(g) a list of all transactions by such Proposing Person involving any security of the Corporation or any Derivative Interests, Short Interests, Other Interests or Voting Agreements within the six-month period prior to the date of the notice;

(h)(x) if such Proposing Person is not a natural person, the identity of the Responsible Person (as defined below), the manner in which such Responsible Person was selected, any fiduciary duties owed by such Responsible Person to the equity holders or other beneficiaries of such Proposing Person, the qualifications and background of such Responsible Person and any material interests or relationships of such Responsible Person that are not shared generally by any other record or beneficial holder of any security of the Corporation and that reasonably could have influenced the decision of such Proposing Person to propose such business to be brought before the meeting; and (y) if such Proposing Person is a natural person, the qualifications and background of such natural person and any material interests or relationships of such natural person that are not shared generally by any other record or beneficial holder of any security of the Corporation and that reasonably could have influenced the decision of such Proposing Person to propose such business to be brought before the meeting;

(i) any significant equity interests or any Derivative Interests, Short Interests or Other Interests in any principal competitor of the Corporation held by such Proposing Persons;

(j) any direct or indirect interest of such Proposing Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);

(k) any pending or threatened litigation in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation;

(l) any material transaction occurring during the prior twelve (12) months between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation, on the other hand;

(m) a summary of any material discussions regarding the business proposed to be brought before the meeting (x) between or among any of the Proposing Persons; or (y) between or among any Proposing Person and any other record or beneficial holder of any security of the Corporation (including their names); and

(n) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act.

(d) A stockholder providing notice of business proposed to be brought before an annual meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of the record date for notice), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(e) Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with this Section 2.4. The presiding officer of the meeting shall have the power and duty to, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.4, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.4, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(f) This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made pursuant to Rule 14a-8 under the Exchange Act. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(g) Notwithstanding the foregoing provisions of this Section 2.4, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.4; provided however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to proposals as to any other business to be considered pursuant to this Section 2.4, and compliance with this Section 2.4 shall be the exclusive means for a stockholder to submit other business to be considered at an annual meeting, other than business brought properly under and in compliance with Rule 14a-8 of the Exchange Act, as may be amended from time to time. Nothing in this Section 2.4 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act.

(h) For the purposes of these Bylaws, the following terms will have the following meanings:

(i) A person shall be deemed to be “Acting in Concert” with another person if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or towards a common goal relating to the management, governance or control of the Corporation in parallel with, such other person where (i) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes; and (ii) at least one additional factor suggests that such persons intend to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions, or making or soliciting invitations to act in concert or in parallel; provided, however, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies or consents from such other person in response to a solicitation made pursuant to, and in accordance with, the Section 14(a) of the Exchange Act by way of a proxy or consent solicitation statement filed on Schedule 14A. A person Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person.

(ii) “Derivative Interests” means derivative securities (as defined under Rule 16a-1 under the Exchange Act or any successor provision thereto) and any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by a Proposing Person, the purpose or effect of which is to give such Proposing Person economic risk similar to ownership of any security of the Corporation, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any security of the Corporation, or which derivative, swap or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of any security of the Corporation.

(iii) “Disclosable Interests” means the disclosures to be made pursuant to Sections 2.4(c)(iii)(a)-(n); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.

(iv) “Nominating Person” means (i) the stockholder providing the notice of the nomination proposed to be made at a meeting; (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at a meeting is made; (iii) any affiliate or associate (each within the meaning of Rule 12b-2 under the Exchange Act for the purposes of these Bylaws) of such stockholder or beneficial owner; and (iv) any other person with whom such stockholder or such beneficial owner (or any of their respective affiliates or associates) is Acting in Concert.

(v) “Nominee Information” means (i) all information with respect to a proposed nominee for election to the Board that would be required to be set forth in a stockholder’s notice pursuant to Section 2.5 if such proposed nominee were a Nominating Person; (ii) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (iii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among any Nominating Person, on the one hand, and each proposed nominee, his or her respective affiliates and associates and any other persons with whom such proposed nominee (or any of his or her respective affiliates and associates) is Acting in Concert, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant;

(vi) “Other Interests” means all other material interests of each Proposing Person in business proposed to be brought before a meeting, any security of the Corporation, Derivative Interests, Short Interests or Voting Agreements (including, without limitation, any rights to dividends or performance-related fees based on any increase or decrease in the value of such security, Derivative Interests or Short Interests).

(vii) “Proposing Person” means (i) the stockholder providing the notice of business proposed to be brought before an annual meeting; (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made; (iii) any affiliate or associate (each within the meaning of Rule 12b-2 under the Exchange Act for the purposes of these Bylaws) of such stockholder or beneficial owner; and (iv) any other person with whom such stockholder or beneficial owner (or any of their respective affiliates or associates) is Acting in Concert.

(viii) “Public Announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or other national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act (or any successor provisions thereto).

(ix) “Responsible Person” means the natural person or persons associated with a Proposing Person that is not a natural person and who responsible for the formulation of and decision to propose the business to be brought before the meeting.

(x) “Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by a Proposing Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any security of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Proposing Person with respect to any security of the Corporation, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of any security of the Corporation.

(xi) “Stockholder Information” means, as to each Proposing Person, (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future; (C) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; and (D) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the business proposal; and/or (y) otherwise to solicit proxies or votes from stockholders in support of such business proposal.

(xii) “Timely Notice” means a stockholder’s notice that is delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held the previous year or if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after the one-year anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of (A) the ninetieth (90th) day prior to such annual meeting; or (B) the tenth (10th) day following the day on which Public Announcement of the date of such annual meeting was first made.

(xiii) “Voting Agreement” means any agreement, arrangement or understanding (whether written or oral) (A) for the purposes of acquiring, holding, voting (except pursuant to a revocable proxy given to such person in response to a public proxy or consent solicitation made generally by such person to all holders of shares of the Corporation) or disposing of any shares of capital stock of the Corporation; (B) to cooperate in obtaining, changing or influencing the control of the Corporation (except independent financial, legal and other advisors acting in the ordinary course of their respective businesses); (C) with the effect or intent of increasing or decreasing the voting power of, or that contemplates any person voting together with, any such Proposing Person with respect to any security of the Corporation or any business proposed by the Proposing Person; or (D) otherwise in connection with any business proposed by a Proposing Person and a description of each such agreement, arrangement or understanding.

2.5 Advance Notice Procedures for Nominations of Directors.

(a) Nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) pursuant to the Corporation’s notice of meeting (or any supplement thereto); (ii) by or at the direction of the Board, including by any committee or persons appointed by the Board; or (iii) by a stockholder who (A) was a stockholder of record of the Corporation (and, with respect to any beneficial owner, if different, on whose behalf such nomination is proposed to be made, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting; (B) is entitled to vote at the meeting and upon such election; and (C) has timely complied with this Section 2.5 as to such nomination. The foregoing clause (iii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board to be considered by the stockholders at an annual meeting or special meeting.

(b) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (i) provide

Timely Notice (as defined above) thereof in writing and in proper form to the secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (A) provide timely notice thereof (as set forth below) in writing and in proper form to the secretary of the Corporation at the principal executive offices of the Corporation and (B) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of (A) the ninetieth (90th) day prior to such special meeting; or (B) the tenth (10th) day following the day on which Public Announcement (as defined above) of the date of such special meeting was first made. In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(c) Notwithstanding anything in Section 2.5(b) to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation at the annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 2.5(b) and there is no Public Announcement by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.5 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such Public Announcement is first made by the Corporation.

(d) To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the secretary shall set forth:

(i) As to each Nominating Person (as defined above), the Stockholder Information (as defined above) except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” and “nomination” shall be substituted for the term “business” in all places it appears in the definition of Stockholder Information;

(ii) As to each Nominating Person, any Disclosable Interests (as defined above), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in the definition of Stockholder Information and the disclosure in Section 2.4(c)(iii)(n) shall be made with respect to the election of directors at the meeting;

(iii) As to each person whom a Nominating Person proposes to nominate for election as a director, (A) the Nominee Information; and (B) a completed and signed questionnaire, representation and agreement and resignation as provided in Section 2.5(g); and

(iv) The Corporation may require any proposed nominee to furnish such other information (A) as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation in accordance with the Corporation’s corporate governance policies and guidelines adopted by the Board or a committee thereof; or (B) that could be material to a reasonable stockholder’s understanding of the independence or lack of independence of such proposed nominee.

(e) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of the record date for notice), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(f) Notwithstanding anything in these Bylaws to the contrary, no person shall be eligible for election as a director of the Corporation unless nominated in accordance with this Section 2.5. The presiding officer at the meeting shall have the power and duty, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting and the defective nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 2.5, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.5, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(g) To be eligible to be a nominee for election as a director of the Corporation, the proposed nominee must deliver (in accordance with the time periods prescribed for delivery of notice under this Section 2.5) to the secretary at the principal executive offices of the Corporation (i) a written questionnaire, in the form provided by the secretary upon written request, with respect to the background and qualifications of such person and of any other person or entity on whose behalf the nomination is being made; (ii) a written representation and agreement, in the form provided by the secretary upon written request, that such person: (A) is not, if serving as a director of the Corporation, and will not become, while serving as a director of the Corporation, a party to any agreement, arrangement or understanding (whether written or oral) with, and has not given any commitment or assurance to, any person or entity (1) as to how such person will act or vote on any issue or question to be considered by the Board of Directors that has not been disclosed therein; or (2) that could limit or interfere with such person’s ability to comply with such person’s fiduciary duties as a director of the Corporation under applicable law while serving as such; (B) is not and will not become a party to any agreement, arrangement or understanding (whether written or oral) with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation that has not been disclosed to the Corporation; (C) is, if serving as a director of the Corporation, or would be if elected as a director of the Corporation, and will be, while serving as such, in compliance with all applicable corporate governance, conflict of interest, confidentiality, securities ownership and trading policies and guidelines of the Corporation and any other policies applicable to directors; and (D) irrevocably submits his or her resignation as a director, if serving, or if elected, as a director of the Corporation, effective upon a finding by a court of competent jurisdiction that such person has breached such written representation and agreement; and (iii) a written letter, in the form provided by the secretary upon written request, pursuant to which such person irrevocably submits his or her resignation as a director, if serving, or if elected, as a director of the Corporation, effective upon (A) such person’s failure to be elected in an election of directors and (B) acceptance by the Board of Directors of such person’s resignation following such failure.

(h) Notwithstanding the foregoing provisions of this Section 2.5, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.5; provided however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations to be considered pursuant to this Section 2.5, and compliance with this Section 2.5 shall be the exclusive means for a stockholder to make nominations.

2.6 Notice of Stockholders’ Meetings. Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with either Section 2.7 or 7.1 of these Bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting. The notice shall specify the place, if any, date and hour of the meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting), the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.7 Manner of Giving Notice; Affidavit of Notice. Notice of any meeting of stockholders shall be deemed given:

(a) if mailed, when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the Corporation’s records; or

(b) if electronically transmitted as provided in Section 7.1 of these Bylaws.

An affidavit of the secretary or an assistant secretary of the Corporation or of the transfer agent or any other agent of the Corporation that the notice has been given by mail or by a form of electronic transmission, as applicable, shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.8 Quorum. Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time in the manner provided in Section 2.9 of these Bylaws until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any subsidiary of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

2.9 Adjourned Meeting; Notice. Any meeting of stockholders may be adjourned to any other time and to any other place at which a meeting of stockholders may be held under these Bylaws by the chairperson of the meeting or, in the absence of such person, by any officer entitled to preside at or to act as secretary of such meeting, or by the holders of a majority of the shares of stock present or represented at the meeting and entitled to vote, although less than a quorum. When a meeting is adjourned to another time or place, unless these Bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

2.10 Conduct of Business. Meetings of stockholders shall be presided over by the chairperson of the Board, if any, or in his or her absence by the vice chairperson of the Board, if any, or in his or her absence by the President, or in his or her absence by a Vice President, or in the absence of the foregoing persons by a chairperson designated by the Board of Directors, or in the absence of such designation by a chairperson chosen at the meeting. The secretary of the Corporation shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting. The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business. Unless otherwise approved by the chairperson of the meeting, attendance at the stockholders’ meeting is restricted to stockholders of record, persons authorized in accordance with Section 2.14 of these Bylaws to act by proxy, and officers of the Corporation. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairperson shall also conduct the meeting in an orderly manner, rule on the precedence of, and procedure on, motions and other procedural matters, and exercise discretion with respect to such procedural matters with fairness and good faith toward all those entitled to take part. Without limiting the foregoing, the chairperson may (i) restrict attendance at any time to bona fide stockholders of record and their proxies and other persons in attendance at the invitation of the presiding officer or Board; (ii) restrict use of audio or video recording devices at the meeting; and (iii) impose reasonable limits on the amount of time taken up at the meeting on discussion in general or on remarks by any one stockholder. Should any person in attendance become unruly or obstruct the meeting proceedings, the chairperson shall have the power to have such person removed from the meeting. Notwithstanding anything in the Bylaws to the contrary, no business shall be conducted at a meeting except in accordance with the procedures set forth in this Section 2.10 and Section 2.4 above. The chairperson of a meeting may determine and declare to the meeting that any proposed item of business was not brought before the meeting in accordance with the provisions of this Section 2.10 and Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

2.11 Voting.

(a) The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.13 of these Bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

(b) Except as may be otherwise provided in the Certificate of Incorporation or these Bylaws, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder, which has voting power upon the matter in question.

(c) At all meetings of stockholders for the election of directors at which a quorum is present a plurality of the votes cast shall be sufficient to elect a director. All other elections and questions presented to the stockholders at a meeting at which a quorum is present shall, unless otherwise provided by the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the Corporation which are present in person or by proxy and entitled to vote thereon.

2.12 Stockholder Action By Written Consent Without a Meeting. Subject to the rights of the holders of any series of preferred stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, and the taking of any action by written consent of the stockholders is specifically denied.

2.13 Record Date for Stockholder Notice; Voting.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix, in advance, a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which shall unless otherwise required by law not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

(b) If the Board does not so fix a record date:

(i) The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(ii) The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

(c) A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(d) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which shall not be more than sixty (60) days prior to such other action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

2.14 Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of a telegram, cablegram or other means of electronic transmission which sets forth or is submitted with information from which it can be determined that the telegram, cablegram or other means of electronic transmission was authorized by the stockholder.

2.15 List of Stockholders Entitled to Vote. The officer who has charge of the stock ledger of the Corporation shall prepare and make a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder, at least ten (10) days before every meeting of stockholders; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting; or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

2.16 Inspectors of Election.

(a) Before any meeting of stockholders, the Board may, and shall if required by law, appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The number of inspectors shall be either one (1) or three (3). The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector fails to appear or fails or refuses to act, then the chairperson of the meeting may, and upon the request of any stockholder or a stockholder’s proxy shall, appoint a person to fill that vacancy. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability.

(b) Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, and the authenticity, validity, and effect of proxies;

(ii) certify their determination of the number of shares outstanding represented at the meeting;

(iii) receive votes or ballots;

(iv) hear, determine and retain for a reasonable period of record of the disposition of all challenges and questions in any way arising in connection with the right to vote;

(v) count and tabulate all votes;

(vi) determine when the polls shall close;

(vii) determine and certify the result; and

(viii) do any other acts that may be proper to conduct the election or vote with fairness to all stockholders.

(c) The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three (3) inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

ARTICLE III

DIRECTORS

3.1 Powers. Subject to the provisions of the DGCL and any limitations in the Certificate of Incorporation or these Bylaws relating to action required to be approved by the stockholders or by the outstanding shares, the business and affairs of the Corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board. In the event of a vacancy in the Board, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board until the vacancy is filled.

3.2 Number of Directors. Subject to the rights of any series of preferred stock then outstanding to elect additional directors under specified circumstances, the number of directors which shall constitute the whole Board initially shall be determined from time to time exclusively by one or more resolutions adopted by a majority of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 Election, Qualification and Term of Office of Directors. Except as provided in Section 3.4 of these Bylaws, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the Certificate of Incorporation or these Bylaws. The Certificate of Incorporation or these Bylaws may prescribe other qualifications for directors.

3.4 Resignation and Vacancies.

(a) Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. When one or more directors so resigns and the resignation is effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

(b) Subject to the rights of the holders of any series of preferred stock then outstanding, any vacancies on the Board resulting from death, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

3.5 Place of Meetings; Meetings by Telephone.

(a) The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

(b) Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6 Regular Meetings. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board. A regular meeting of the Board may be held without notice immediately after and at the same place as the annual meeting of stockholders.

3.7 Special Meetings; Notice. Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the chief executive officer, the president, the secretary or a majority of the authorized number of directors.

(a) Notice of the time and place of special meetings shall be:

(i) delivered personally by hand, by courier or by telephone;

(ii) sent by United States first-class mail, postage prepaid;

(iii) sent by facsimile; or

(iv) sent by electronic mail,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, as the case may be, as shown on the Corporation’s records.

(b) If the notice is (i) delivered personally by hand, by courier or by telephone; (ii) sent by facsimile; or (iii) sent by electronic mail, it shall be delivered or sent at least twenty-four (24) hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four (4) days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 Quorum.

(a) At all meetings of the Board, a majority of the authorized number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these Bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. Interested directors may be counted in determining the presence of a quorum at a meeting of the Board or at a meeting of a committee which authorizes a particular contract or transaction.

(b) A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

(c) If the Certificate of Incorporation provides that one or more directors shall have more or less than one vote per director on any matter, every reference in these Bylaws to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.

3.9 Board Action By Written Consent Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.10 Fees and Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors. No such payment shall preclude any director from serving the Corporation or any of its parent or subsidiary corporations in any other capacity and receiving compensation for such service.

3.11 Removal of Directors.

(a) Subject to the rights of the holders of any series of preferred stock then outstanding, the Board or any individual director may be removed from office at any time for cause by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors (the “Voting Stock”).

(b) No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

ARTICLE IV

COMMITTEES

4.1 Committees of Directors. The Board may designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these Bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2 Committee Minutes. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3 Meetings and Action of Committees.

(a) Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.5 (place of meetings and meetings by telephone);

(ii) Section 3.6 (regular meetings);

(iii) Section 3.7 (special meetings and notice);

(iv) Section 2.8 (quorum);

(v) Section 6.13 (waiver of notice); and

(vi) Section 3.7(a) (action without a meeting), with such changes in the context of these Bylaws as are necessary to substitute the committee and its members for the Board and its members.

Notwithstanding the foregoing, (A) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee; (B) special meetings of committees may also be called by resolution of the Board; and (C) notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee.

(b) The Board may adopt rules for the governing of any committee not inconsistent with the provisions of these Bylaws.

(c) Any provision in the Certificate of Incorporation providing that one or more directors shall have more or less than one vote per director on any matter shall apply to voting in any committee or subcommittee, unless otherwise provided in the Certificate of Incorporation or these Bylaws.

ARTICLE V

OFFICERS

5.1 Officers. The officers of the Corporation shall be a president and a secretary. The Corporation may also have, at the discretion of the Board, a chairperson of the Board, a vice chairperson of the Board, a chief executive officer, a chief financial officer or treasurer, one (1) or more vice presidents, one (1) or more assistant vice presidents, one (1) or more assistant treasurers, one (1) or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these Bylaws. Any number of offices may be held by the same person.

5.2 Appointment of Officers. The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these Bylaws, subject to the rights, if any, of an officer under any contract of employment. No stockholder shall be entitled to appoint any officers.

5.3 Subordinate Officers. The Board may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the Board may from time to time determine. No stockholder shall be entitled to appoint any officers.

5.4 Removal and Resignation of Officers.

(a) Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, only by an affirmative vote of the majority of the Board at any regular or special meeting of the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board. No stockholder shall be entitled to remove any officer.

(b) Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices. Any vacancy occurring in any office of the Corporation shall be filled only by the Board or as provided in Section 5.2. No stockholder shall be entitled to appoint any officers.

5.6 Representation of Shares of Other Corporations. The chairperson of the Board, the president, any vice president, the treasurer, the secretary or assistant secretary of this Corporation, or any other person authorized by the Board or the president or a vice president, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7 Authority and Duties of Officers. All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

ARTICLE VI

GENERAL MATTERS

6.1 Execution of Corporate Contracts and Instruments. The Board, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

6.2 Issuance of Stock. Subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the Corporation or the whole or any part of any unissued balance of the authorized capital stock of the Corporation held in its treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board in such manner, for such consideration and on such terms as the Board may determine.

6.3 Stock Certificates; Partly Paid Shares.

(a) The shares of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board, every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by the chairperson or vice-chairperson of the Board, or the president or vice-president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

(b) The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

6.4 Special Designation on Certificates. If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the voting powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such voting powers, designations, preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the voting powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such voting powers, designations, preferences and/or rights.

6.5 Lost Certificates. Except as provided in this Section 6.5, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

6.6 Construction; Definitions; Time Periods. Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation and a natural person. In applying any provision of these Bylaws which requires that an act be done or not done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

6.7 Dividends.

(a) The Board, subject to any restrictions contained in either (i) the DGCL; or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

(b) The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

6.8 Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

6.9 Seal. The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

6.10 Transfer of Stock. Shares of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

6.11 Stock Transfer Agreements. The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

6.12 Registered Stockholders. The Corporation:

(a) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner;

(b) shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares; and

(c) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

6.13 Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.

6.14 Evidence of Authority. A certificate by the secretary, an assistant secretary, or a temporary secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

6.15 Reliance Upon Books, Reports and Records. To the fullest extent permitted by law, each director, each member of any committee designated by the Board, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation as provided by law, including reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

ARTICLE VII

NOTICE BY ELECTRONIC TRANSMISSION

7.1 Notice By Electronic Transmission.

(a) Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the Certificate of Incorporation or these Bylaws, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if:

(i) the Corporation is unable to deliver by electronic transmission two (2) consecutive notices given by the Corporation in accordance with such consent; and

(ii) such inability becomes known to the secretary or an assistant secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice.

Notwithstanding the foregoing, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(b) Any notice given pursuant to the preceding paragraph shall be deemed given:

(i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice;

(iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting; and (B) the giving of such separate notice; and

(iv) if by any other form of electronic transmission, when directed to the stockholder.

(c) An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

7.2 Definition of Electronic Transmission. An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 8.4, the Corporation shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized in the specific case by the Board.

8.2 Indemnification of Others. The Corporation shall have the power to indemnify and hold harmless, to the extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

8.3 Prepayment of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any officer or director of the Corporation, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article VIII or otherwise.

8.4 Determination; Claim. If a claim for indemnification (following the final disposition of such Proceeding) or advancement of expenses under this Article VIII is not paid in full within thirty (30) days after a written claim therefor has been received by the Corporation the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

8.5 Indemnification of Contracts. The Board is authorized to enter into a contract with any director, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing for indemnification rights equivalent to or, if the Board so determines, greater than, those provided for in this Article VIII.

8.6 Non-Exclusivity Rights. The rights conferred on any person by this Article VIII shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

8.7 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

8.8 Other Indemnification. The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

8.9 Continuation of Indemnification. The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article VIII shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

8.10 Amendment or Repeal. The provisions of this Article VIII shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these Bylaws), in consideration of such person’s performance of such services, and pursuant to this Article VIII the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article VIII are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses Bylaws. With respect to any directors or officers of the Corporation who commence service following adoption of these Bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification; or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

ARTICLE IX

AMENDMENTS

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter or repeal these Bylaws of the Corporation by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board at which a quorum is present. Notwithstanding the foregoing, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, the Certificate of Incorporation or any certificate of designation, the Bylaws of the Corporation may be rescinded, altered, amended or repealed in any respect by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the then-outstanding shares of the Voting Stock.